Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Second Quarter 2022 Operating Results
SAN FRANCISCO, July 28, 2022 — The Federal Home Loan Bank of San Francisco (Bank) today announced its operating results for the second quarter of 2022. Net income for the second quarter of 2022 was $48 million, a decline of $7 million compared with net income of $55 million for the second quarter of 2021.
The $7 million decrease in net income relative to the prior-year period was primarily attributable to a change of $5 million in other income/(loss) and an increase of $5 million in the provision for credit losses and was partially offset by an increase in net interest income of $1 million.
The $5 million change in other income/(loss) primarily resulted from an increase of $19 million in net fair value losses associated with non-hedge qualifying derivatives, mainly resulting from growth in short-term advances funded by economically hedged consolidated obligations that was offset by a decrease in net fair value losses of $19 million on trading securities that matured since the second quarter of 2021. In addition, the fair value of grantor trust assets related to funding the Bank’s employee retirement plans, which are primarily invested in publicly traded mutual funds, declined by $3 million.
Additionally, an increase of $5 million in the provision for credit losses contributed to the decrease in net income for the quarter, largely because of declines in the fair values and the present value of expected cash flows of certain private-label residential mortgage-backed securities (MBS) during the second quarter of 2022.
The $1 million increase in net interest income for the second quarter of 2022 reflected an increase in interest income of $119 million, primarily driven by higher yields on interest-earning assets (largely resulting from recent increases in interest rates on higher levels of new or renewed advances); an improvement of $10 million in retrospective adjustment of the effective yields on mortgage loans and related delivery commitments; an increase of $6 million in net gains on designated fair value hedges; and a $5 million increase in net prepayment fee income on advances and MBS. These improvements to net interest income were largely offset by an increase of $118 million in interest expense based on higher funding levels and costs.
At June 30, 2022, total assets were $87.6 billion, an increase of $33.5 billion from $54.1 billion at December 31, 2021. Advances increased to $43.2 billion at June 30, 2022, up from $17.0 billion at December 31, 2021, an increase of $26.2 billion, as member demand for short-term advances increased. The increase in total assets also included an increase in total investments of $7.4 billion, to $43.2 billion at June 30, 2022, up from $35.8 billion at December 31, 2021. The increase in investments primarily reflected increases in Federal funds sold of $4.5 billion, U.S. Treasury securities of $2.7 billion, and securities purchased under agreements to resell of $1.5 billion. This increase in investments was partially offset by a decline in MBS of $2.0 billion.
Accumulated other comprehensive income decreased by $231 million during the first six months of 2022, to $100 million at June 30, 2022, from $331 million at December 31, 2021, primarily reflecting lower fair values of MBS classified as available-for-sale, which primarily reflects the increase in market interest rates during the first half of 2022.
As of June 30, 2022, the Bank complied with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was lower compared to December 31, 2021, at 7.6%, exceeding the 4.0% requirement. The Bank had $6.6 billion in permanent capital at the end of the second quarter of 2022, exceeding its risk-based capital requirement of $764 million. Total retained earnings increased to $3.9 billion as of June 30, 2022, up from $3.8 billion at yearend 2021.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the second quarter of 2022 at an annualized rate of 6.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $40 million, and the Bank expects to pay the dividend on August 10, 2022.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Jun 30, 2022	Dec 31, 2021
Total Assets	$87,602	$54,121
Advances	43,221	17,027
Mortgage Loans Held for Portfolio, Net	863	980
Investments, Net[1]	43,153	35,768
Consolidated Obligations:
Bonds	26,076	22,716
Discount Notes	53,132	23,987
Capital Stock – Class B – Putable	2,754	2,061
Unrestricted Retained Earnings	3,198	3,124
Restricted Retained Earnings	692	708
Accumulated Other Comprehensive Income/(Loss)	100	331
Total Capital	6,744	6,224

Selected Other Data at Period End	Jun 30, 2022	Dec 31, 2021
Regulatory Capital Ratio[2]	7.59%	10.89%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Net Interest Income	$126	$125	$229	$283
Provision for/(Reversal of) Credit Losses	3	(2)	—	(8)
Other Income/(Loss)	(31)	(26)	(13)	(47)
Other Expense	38	39	76	78
Affordable Housing Program Assessment	6	7	14	17
Net Income/(Loss)	$48	$55	$126	$149

	Three Months Ended		Six Months Ended
Selected Other Data for the Period	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Net Interest Margin[3]	0.67%	0.88%	0.72%	0.96%
Return on Average Assets	0.25	0.38	0.39	0.50
Return on Average Equity	2.85	3.45	3.85	4.72
Annualized Dividend Rate[4]	6.00	6.00	6.00	5.47
Average Equity to Average Assets Ratio	8.81	11.07	10.08	10.52

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2022, and December 31, 2021, was $6.6 billion and $5.9 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and allowance for credit losses. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com